LLEX:NYSE American

LILIS ENERGY REPORTS THIRD QUARTER 2019 OPERATING AND FINANCIAL RESULTS
AND PROVIDES FOURTH QUARTER GUIDANCE
&
ANNOUNCES THE FORMATION OF SPECIAL COMMITTEE AND ENGAGEMENT OF A FINANCIAL ADVISOR TO EXPLORE STRATEGIC ALTERNATIVES

Management to Review Financial Results and Provide an Update on Corporate Developments on Conference Call Webcast at 11:00 a.m. ET on Friday, November 8, 2019

FORT WORTH, TEXAS – November 7, 2019 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and production company operating in the Permian Basin of West Texas and southeastern New Mexico, today reported financial and operating results for the third quarter of 2019 and announced the formation of a Special Committee and the engagement of a financial advisor to explore strategic alternatives.

Third Quarter 2019 Highlights

•
Significantly decreased cycle times under the Company’s new operations team by reducing average drilling days for longer lateral wells from approximately 45 days (spud to total depth) to approximately 17 days

•	Achieved reduced drilling cycle times by incorporating oil-based drilling mud, a higher quality rig and better down hole tools/configurations

•	Achieved combined cost savings of over $4.3 million on the Grizzly A #2H, the Grizzly B #2H and the East Shammo #3H wells due to reduced drilling days and drilling costs

•	Drilled the fastest well by the Company to date, the East Shammo #3H, at 15 days spud to total depth of 20,715

•	Improved in-zone precision during drilling from approximately 89% in 2018 to approximately 100% in recent wells

•	Successfully completed both the Kudu A #2H and the Kudu B #2H under completion AFE cost estimates, and both wells are currently on flowback

•	Deployed our new operations team with extensive Northern Delaware Basin experience, which has taken measures to standardize completion methods and implement the latest techniques

•
Received 2-year extended flaring permits to mitigate the need for future shut-ins associated with regulatory flaring compliance and successfully brought all four previously shut-in wells back online and flowing to sales

•	Implemented solutions for delivering all produced natural gas to sales by year-end

•	Currently have 24 drilling permits in various stages of submittal and review with the Bureau of Land Management in New Mexico and expect to have multiple permits approved by year-end

•	Completed two significant transactions that brought approximately $56 million of capital into the Company

1.	Sold 513 net undeveloped acres in New Mexico, noncontiguous to the Company’s core operational area, for approximately $33,000 per net acre

2.	Completed an overriding royalty interest and working interest transaction

•
Achieved significant G&A cost savings by completing the closing of the Houston and San Antonio offices, consolidating all operations to a single location in Fort Worth, and reducing full-time equivalent employees (corporate, operations and field personnel) by approximately 28%

•	Realized oil pricing of 96% of WTI for the quarter, versus 93% of WTI in the second quarter of 2019

•	Achieved commodity volume mix of 66% liquids, including 53% crude oil, resulting in 94% of revenue attributable to liquids sales during the third quarter

Third Quarter 2019 Summary

Production for the third quarter 2019 was 355,504 Boe, or an average of 3,864 Boepd, a decrease of 31% from third quarter 2018. Average daily oil production for third quarter 2019 totaled 2,053 Bopd, a decrease of 38% from third quarter 2018. Natural gas liquids (NGL) and natural gas production for third quarter 2019 totaled 47,225 barrels (Bbls) and 716 million cubic feet (MMcf), representing a respective 31% decrease and 16% decrease from third quarter 2018.
The decreases in production resulted primarily from voluntarily shutting-in additional wells (excluding those shut-in during the third quarter for regulatory flaring compliance) related to upgrading surface facilities for natural gas and crude oil treating. These upgrades are intended to allow deliveries of all production into our third-party midstream providers’ gathering systems.
Average realized price for oil, NGLs, and natural gas for third quarter 2019, excluding the effect of commodity derivatives, was $54.03 per Bbl, $14.76 per Bbl, and $0.97 per Mcf, respectively, compared to $52.82 per Bbl, $28.59 per Bbl, and $1.79 per Mcf, respectively, for third quarter 2018.
Net loss attributable to common stockholders was $27.6 million, or $0.30 per basic and diluted share, for the three months ended September 30, 2019, compared to a net loss of $5.3 million, or $0.08 per basic share and $0.09 per diluted share, for the three months ended September 30, 2018. Total revenue was $11.6 million for the three months ended September 30, 2019, a decrease of 40% over the comparable quarter in 2018.
Our proved reserves at September 30, 2019 were approximately 41 MMBOE, with 68% of our proved reserves comprised of liquids (53% oil and 15% NGLs). Proved reserves PV10 value was reduced by $61 million primarily as a result of lower pricing used in accordance with SEC requirements. The reduction resulted in a full cost ceiling impairment of approximately $16.6 million.

Transaction Overview

On July 31, 2019, the Company successfully completed an overriding royalty and working interest transaction (the “ORRI and WI Transaction”) and an asset sale of the “New Mexico P” acreage, a parcel of 513 net undeveloped acres noncontiguous to the Company’s core operational area. The ORRI and WI Transaction includes a buyback option that gives the Company the right to repurchase the properties at a 1.50x multiple on invested capital within two years and a 1.75x multiple on invested capital after two years but before three years. The New Mexico P acreage transaction equated to approximately $33,000 per net acre with no associated production. Net proceeds from both the ORRI and WI Transaction and the New Mexico P asset sale provided approximately $56 million of capital to the Company.

Capital Expenditure Overview

During the three months ended September 30, 2019, total operational capital expenditures incurred were $14.3 million, with $11.8 related to the 2019 drilling and completion program. During the third quarter of 2019, the Company significantly reduced drilling days and drilling costs associated with the Grizzly A #2H and the Grizzly B #2H wells under the direction of the Company’s new operations team, achieving the following results:

•	Grizzly A #2H – 1.9 mile lateral, 19.5 drilling days (spud to TD), $1.5 million savings compared to historical AFEs

•	Grizzly B #2H – 1.6 mile lateral, 17.5 drilling days (spud to TD), $1.4 million savings compared to historical AFEs

•	East Shammo #3H – 1.5 mile lateral, 15.2 drilling days (spud to TD), $1.4 million savings compared to historical AFEs
The reduced drilling cycle times are being achieved by incorporating oil-based drilling mud, a higher quality rig and better down hole tools/configurations. This has reduced the number of bit trips by 44% and increased rate of penetration 110% over prior wells drilled in early 2019. Identification of optimal drilling zones within drilling targets has also reduced time spent slide drilling by 5%. The Company has also improved in-zone precision from approximately 89% in 2018 to approximately 100% in recent wells. In addition to these changes, continuous drilling optimization is being evaluated and implemented with different hole sizes and configurations to further reduce cycle times. The Company expects to incorporate these improved techniques on all future wells with the goal of achieving similar cost savings.

The Company also completed the Kudu A #2H and the Kudu B #2H, with the completions coming in under AFE cost estimates.   The Kudu A #2H was the Company’s first test of a lower Wolfcamp B bench.  The well was a 1.5-mile lateral completed with a slickwater design of 38 stages utilizing mainly 100 Mesh sand.  The Kudu B #2H was an upper Wolfcamp B bench that was slightly over 1 mile in lateral length and was completed with a slickwater design of 28 stages utilizing mainly 100 Mesh sand.
Current Operational Overview

Management continues to focus on overall cost reductions and efficiencies across all aspects of the business. The Company has begun several initiatives to reduce spending on the primary drivers of lease operating expenses, including contract labor, saltwater disposal, utility expenses, and equipment rental. Contract labor expenses were significantly reduced by decreasing full-time equivalent employees (company, operations and field personnel) by approximately 28% during the quarter. The Company has also added 32,500 Bbls/d of saltwater disposal capacity throughout Texas and New Mexico and is continuing to expand those capabilities. Additionally, the Company is in the process of fully electrifying the field to remove the reliance and costs of power generators and is heavily focused on expanding high pressure gas lines to install artificial lift across the property in order to reduce related equipment rentals.
Additionally, the Company completed the Kudu A #2H and the Kudu B #2H, with the completions coming in under AFE cost estimates. Both wells are currently on flowback. During the third quarter, two additional wells were placed on artificial lift, bringing the total to 11 wells being placed on artificial lift to date.
Recent Well Results:

•	Kudu A #2H – Lower Wolfcamp B (1.5 mile lateral):

o	Currently flowing at a rate of 1,136 Boepd, 813 Bopd (86% liquids, 72% oil), or 150 Boepd per 1,000 lateral ft.

•	Kudu B #2H – Upper Wolfcamp B (1.2 mile lateral):

o	Currently flowing at a rate of 649 Boepd, 532 Bopd (91% liquids, 82% oil), or 112 Boepd per 1,000 lateral ft.

•	Grizzly A #2H – Upper Wolfcamp B (1.9 mile lateral):

o	Currently on flowback

The Company received 2-year extended flaring permits to mitigate the need for future shut-ins associated with regulatory flaring compliance, successfully brought all four self-elected and previously shut-in wells back online and flowing to sales and continues to advance efforts with the implementation of field treating solutions.  The treating systems involve chemical intervention, upgrades to the surface facilities at each tank battery and upgrades to natural gas handling facilities for specific wells that do not meet quality specifications. The crude oil treating implementation is expected to be complete by the end of November, and the natural gas treating solution continues to be advanced with the goal of being in a position to deliver all natural gas production to sales by year-end.
An overview of Lilis’ current drilling operations and recent well activity can be found in the earnings presentation posted on the Company website.

Fourth Quarter 2019 Guidance

Early in the fourth quarter, the Company drilled the East Shammo #3H and completed the Grizzly A #2H. Upon their completion, the Company shifted focus to production and facilities optimization while the operations team evaluates the performance of the recent drilling and completion activity. The Company currently plans to resume drilling operations in the first quarter of 2020.

The Company’s fourth quarter guidance includes production from the Kudu A #2H and the Kudu B #2H, with production from the Grizzly A #2H layered in as the well comes online during the quarter. The Company is maintaining its full-year guidance.

Fourth Quarter and Year-end 2019 Guidance

	3Q'19A	4Q'19E	2019E
Oil Production (MBbls/d)	2.1	2.9 – 3.2	3.0 – 3.2
NGL Production (MBbls/d)	0.5	0.5 - 0.7	0.7 – 0.8
Liquids Production (MBbls/d)	2.6	3.4 - 3.9	3.7 – 4.0
Total Capital Expenditure ($MM)	$14.3	$6 - $8	$60 – $70

Special Committee and Strategic Advisor

In conjunction with the Company reporting third quarter 2019 operating and financial results, the Company also announced that the Board of Directors has formed a Special Committee comprised of independent directors tasked with reviewing and evaluating strategic alternatives that may enhance the value of the Company, including alternatives that may be available to identify and access further sources of liquidity. While the Board has established a Special Committee to review and evaluate strategic alternatives, no assurances can be given as to the outcome or timing of the process, or whether any particular transaction may be pursued or consummated.

The Special Committee has retained Barclays Capital Inc. as financial advisor to assist in reviewing and evaluating strategic alternatives.

The Company does not intend to make any future announcements concerning this process unless and until the Company otherwise determines that disclosures are necessary or appropriate. Management continues to engage BMO Capital Markets as financial advisor to the Company.

Conference Call
Management will host a conference call on Friday, November 8, 2019 at 11:00 AM Eastern Time to review financial results and provide an update on corporate developments.
Participants are asked to preregister for the call through the following link: http://dpregister.com/10136575
Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-844-695-5520 (domestic), 1-412-902-6761 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Lilis Energy Inc. call. The conference call will also be available through a live webcast, which can be accessed via the following link:  https://services.choruscall.com/links/llex191107.html, which is also available through the company’s website at: http://investors.lilisenergy.com/events-presentations. A webcast replay of the call will be available approximately one hour after the end of the call through February 8, 2020. The replay can be accessed through the above links.

About Lilis Energy, Inc.
Lilis Energy, Inc. is a Fort Worth based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered among the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is approximately 20,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule. Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.
Contact:

Wobbe Ploegsma
V.P. Capital Markets & Investor Relations
210-999-5400, ext. 31

Condensed Consolidated Statement of Operations Information:

	For Three Months Ended September 30,
	2019	2018
($ in thousands, except share and per share data)
Oil and gas revenue	$11,597	$19,482
Operating expenses:
Production costs	4,243	3,184
Gathering, processing and transportation	942	963
Production taxes	543	1,034
General and administrative	4,852	6,838
Depreciation, depletion, amortization and accretion	5,420	7,172
Impairment of oil and gas properties	16,580
Total operating expenses	32,580	19,191
Operating loss	(20,983)	291
Other income (expense):
Other income (expense)	(1,183)	—
Gain (Loss) from commodity derivative	3,943	(4,811)
Change in fair value of derivative instruments	—	10,612
Interest expense	(2,186)	(8,948)
Total other income (expense)	574	(3,147)
Net loss before income tax	(20,409)	(2,856)
Paid-in-kind dividends on preferred stock	(7,185)	(2,410)
Net loss	$(27,594)	$(5,266)

Net loss per common share:
Basic	$(0.30)	$(0.08)
Diluted	$(0.30)	$(0.09)

Weighted average common shares outstanding:
Basic	91,349,994	64,572,104
Diluted	91,349,994	88,710,081

Condensed Consolidated Balance Sheet Information:

	September 30, 2019	December 31, 2018
	($ in thousands, except share and per share data)
Cash and cash equivalents	$4,339	$21,137
Accounts receivables, net of allowance of $11 and $25, respectively	23,565	20,546
Derivative assets	2,388	2,551
Prepaid expenses and other current assets	2,707	1,851
Total current assets	32,999	46,085
Total oil and natural gas properties, net	426,420	430,379
Total assets	$474,681	$480,773
Total current liabilities	$50,304	$76,967
Total long-term liabilities	190,335	217,449
Total liabilities	240,639	294,416
10,000,000 shares of preferred stock authorized
Series C-1 9.75% Participating Preferred Stock, 100,000 shares issued and outstanding with a stated value of $1,175 and $1,093, per share, as of September 30, 2019 and December 31, 2018, respectively	77,582	106,774
Series C-2 9.75% Participating Preferred Stock, 25,000 shares issued and outstanding with a stated value of $1,101 and $1,024, per share, as of September 30, 2019 and December 31, 2018, respectively	18,186	25,522
Series D 8.25% Participating Preferred Stock, 39,254 shares issued and outstanding with a stated value of $1,085 and $1,021, per share, as of September 30, 2019 and December 31, 2018, respectively	28,202	40,729
Series E 8.25% Convertible Participating Preferred Stock, 60,000 shares issued and outstanding with a stated value of $1,048, per share, as of September 30, 2019	64,988	—
Series F 9.00% Participating Preferred Stock, 55,000 shares issued and outstanding with a stated value of $1,052, per share, as of September 30, 2019	49,559	—
Total stockholders’ equity (91,796,964 and 71,182,016 common shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively)	(4,475)	13,332
Total liabilities and stockholders’ equity	$474,681	$480,773

Condensed Consolidated Statement of Cash Flows Information:

	Nine months Ended September 30,
	2019	2018
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(42,385)	$83,679
Investing activities	(38,717)	(190,906)
Financing activities	64,304	114,719

	For the Three Months Ended
	September 30,
	2019	2018
Reconciliation of Adjusted EBITDAX:
Net income (loss)	$(20,409)	$(2,856)
Non-cash equity-based compensation	332	2,100
Interest expense, net	2,186	8,949
Depreciation, depletion, amortization and accretion	5,420	7,172
Loss (gain) from fair value changes of debt conversion and warrant derivatives	1,299	(10,612)
Unrealized loss (gain) from commodity derivatives, net	(4,383)	6,521
Other expense (income), net	-	(1)
842 Gain/Loss	(115)	-
Impairment	16,580	-
Non-recurring expenses	2,818	1,148
Adjusted EBITDAX	$3,727	$12,421
Non-GAAP Adjusted EBITDAX